Exhibit 99

February 23, 2007
Contact: Charles J. Viater
President/CEO

                 MFB CORP. ANNOUNCES A STOCK REPURCHASE PROGRAM


         Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial (the "Bank"), announced today that the Board of Directors has approved the repurchase, from time to time, on the open market of up to 5% of the Corporation's outstanding shares of common stock, without par value, or approximately 66,000 shares. Such purchases will be made subject to market conditions in the open market or block transactions. Repurchases may begin as early as February 23, 2007. According to Mr. Viater, the Board believes that the Corporation's shares are currently undervalued by the market and that open market purchases will have the potential effect of enhancing the book value per share and the potential for growth in earnings per share of the Corporation's remaining outstanding shares.

MFB Corp.'s wholly-owned bank subsidiary, MFB Financial, provides retail and business financial services to the Michiana area through its eleven banking centers in St. Joseph and Elkhart counties and private client services to the Indianapolis market through its office in Hamilton County. For more information, go to www.mfbbank.com.